UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 2, 2004

FORMFACTOR, INC.

(Exact name of Registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-50307	13-3711155

(Commission	(IRS Employer
File Number)	Identification No.)

2140 Research Drive, Livermore, CA	94550

(Address of principal executive offices)	(Zip Code)

(925) 294-4300

(Registrant’s telephone number, including area code)

NOT APPLICABLE
(Former name or former address, if changed since last report)

Item 5.      Other Events

     FormFactor, Inc. announced that on March 2, 2004 several members of its management team, Igor Y. Khandros, its president, chief executive officer and a company director, Jens Meyerhoff, its senior vice president of operations and chief financial officer, Benjamin N. Eldridge, its senior vice president of development and chief technology officer, Peter B. Mathews, its senior vice president of worldwide sales and Stuart L. Merkadeau, its senior vice president, general counsel and secretary, established sales plans in accordance with Rule 10b5-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, to provide for pre-determined sales of a portion of their FormFactor common stock, subject to certain contingencies.

     Under the Rule 10b5-1 plans, Dr. Khandros will sell up to a maximum of 600,000 shares over a period of up to 10 months, which represents approximately 14.1% of Dr. Khandros’ current direct and indirect holdings of FormFactor common stock and options to purchase common stock and approximately 1.6% of the currently outstanding common stock of FormFactor at March 1, 2004; Mr. Meyerhoff will sell up to a maximum of 107,000 shares over a period of up to 10 months, which represents approximately 19.9% of Mr. Meyerhoff’s current holdings of FormFactor common stock and options to purchase common stock and less than 1% of the currently outstanding common stock of FormFactor; Mr. Eldridge will sell up to a maximum of 25,000 shares over a period of up to 10 months, which represents approximately 4.1% of Mr. Eldridge’s current direct and indirect holdings of FormFactor common stock and options to purchase common stock and less than 1% of the currently outstanding common stock of FormFactor; Mr. Mathews will sell up to a maximum of 46,000 shares over a period of up to 11 months, which represents approximately 17.8% of Mr. Mathews’ current holdings of FormFactor common stock and options to purchase common stock and less than 1% of the currently outstanding common stock of FormFactor; and Mr. Merkadeau will sell up to a maximum of 40,000 shares over a period of up to 10 months, which represents approximately 14.9% of Mr. Merkadeau’s current holdings of FormFactor common stock and options to purchase common stock and less than 1% of the currently outstanding common stock of FormFactor. In addition to Mr. Eldridge’s 10b5-1 plan, the Benjamin N. Eldridge and Carol McKenzie-Wilson Charitable Remainder Unitrust established a 10b5-1 plan, under which such charitable remainder unitrust will sell up to a maximum of 95,160 shares over a period of up to 10 months, which represents all of such unitrust’s current holdings of FormFactor common stock, approximately 15.5% of Mr. Eldridge’s current direct and indirect holdings of FormFactor common stock and options to purchase common stock and less than 1% of the currently outstanding common stock of FormFactor.

     In addition, FormFactor announced that on March 2, 2004 each of The Khandros 1997 Trust I U/T/A dated March 28, 1997 and The Khandros 1997 Trust II U/T/A dated March 28, 1997 established Rule 10b5-1 plans. Each of the trusts will sell up to a maximum of 60,000 shares over a period of up to 10 months, which represents approximately 14.1% of each trust’s current holdings of FormFactor common stock and less than 1% of the currently outstanding common stock of FormFactor. Dr. Khandros disclaims beneficial ownership of the shares of FormFactor common stock held by these trusts.

     The Rule 10b5-1 plans were adopted during an open trading window for Company employees under the Company’s Statement of Policy Regarding Insider Trading. Under the Rule 10b5-1 plans, the first sale of shares of FormFactor common stock will not occur until after the opening of the next trading window, which is expected to occur two days after FormFactor’s earnings release in April 2004 for the first quarter of fiscal 2004. Rule 10b5-1 permits the implementation of written, prearranged stock trading plans by insiders when the insiders are not in possession of material non-public information, and allows the insiders to trade on a regular basis, regardless of any subsequent material non-public information they receive. Such plans allow insiders to diversify their holdings and to minimize the market impact of stock sales by spreading them out over time.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FORMFACTOR, INC.

Date: March 3, 2004	By:	/s/ Stuart L. Merkadeau

Stuart L. Merkadeau, Senior Vice President, General Counsel and Secretary